Exhibit 99.1
Cognizant Reports Second Quarter 2025 Results

•Revenue of $5.25 billion increased 8.1% year-over-year or 7.2% in constant currency1, above the high end of our guidance range
•Operating margin of 15.6% increased 100 basis points year-over-year; Adjusted Operating Margin1 of 15.6% increased 40 basis points year-over-year
•GAAP EPS of $1.31 increased 15% year-over-year; Adjusted EPS1 of $1.31 increased 12% year-over-year
•Record trailing 12-month bookings of $27.8 billion increased 6% year-over-year; Q2 bookings growth of 18% year-over-year, driven by two mega deals with TCV of over $1 billion each
•Year-to-date $885 million returned to shareholders through share repurchases and dividends; Planned return increased to $2.0 billion for 2025 versus $1.7 billion previously
•2025 constant currency revenue growth guidance is narrowed to 4.0% to 6.0%
•2025 Adjusted Operating Margin guidance is unchanged at 15.5% to 15.7%, expansion of 20 to 40 basis points year-over-year

TEANECK, N.J., July 30, 2025 - Cognizant (Nasdaq: CTSH), one of the world’s leading professional services companies, today announced its second quarter 2025 financial results.

"Our second quarter revenue performance exceeded the high end of our guidance range, underscoring the effectiveness of our strategy to build a resilient and durable portfolio that positions us to win in the AI era," said Ravi Kumar S, Chief Executive Officer. "Our investments in talent, platforms and AI infrastructure drove our fourth-straight quarter of organic year-over-year revenue growth, another quarter of margin expansion and helped us accelerate bookings, including two $1 billion deals. In today’s dynamic and competitive environment, we are differentiating ourselves by moving with agility and building IP at the edge, leveraging our interdisciplinary capabilities across domain, technology and operations to address new client growth priorities and deliver agentification at scale."

$ in millions, except per share data	Q2 2025	Q2 2024	YTD Q2 2025	YTD Q2 2024
Revenue	$5,245	$4,850	$10,360	$9,610
Y/Y Change	8.1%	(0.7%)	7.8%	(0.9%)
Y/Y Change CC1	7.2%	(0.5%)	7.7%	(0.9%)
GAAP Operating Margin	15.6%	14.6%	16.1%	14.6%
Adjusted Operating Margin[1]	15.6%	15.2%	15.5%	15.1%
GAAP Diluted EPS	$1.31	$1.14	$2.65	$2.23
Adjusted Diluted EPS[1]	$1.31	$1.17	$2.55	$2.30
Our recently completed acquisitions contributed approximately 400 basis points to year-over-year revenue growth in each of the Q2 2025 and YTD Q2 2025 periods.
1 Constant currency ("CC") revenue growth, Adjusted Operating Margin, and Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS" or "Adjusted EPS") are not measures of financial performance prepared in accordance with GAAP. A full reconciliation of Adjusted Operating Margin guidance to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation to the most directly comparable GAAP financial measure at the end of this release.

"In the first half of 2025, we delivered constant currency revenue growth of 7.7% and adjusted operating margin expansion of 40 basis points while funding investments for growth. This drove adjusted EPS growth of 11%,” said Jatin Dalal, Chief Financial Officer. "Our increased revenue guidance midpoint and reaffirmed adjusted operating margin outlook reflect strong execution and momentum year-to-date. We now expect to return approximately $2.0 billion to shareholders this year, reinforcing our commitment to returning excess capital and confidence in our long-term strategy."

Bookings
On a trailing-twelve-month basis, bookings increased 6% year-over-year to $27.8 billion, which represented a book-to-bill of approximately 1.4x. Bookings in the second quarter increased 18% year-over-year. Second quarter bookings included six large deals, which are deals with total contract value of $100 million or greater. Of these, two deals had total contract value of over $1 billion each.
Employee Metrics
On a trailing-twelve months basis, Voluntary Attrition - Tech Services was 15.2% in the second quarter of 2025, as compared to 15.8% and 13.6% in the first quarter of 2025 and second quarter of 2024, respectively. Total headcount as of June 30, 2025 was 343,800, an increase of 7,500 from both Q1 2025 and Q2 2024.
Return of Capital to Shareholders
The Company repurchased 4.5 million shares for $354 million during the second quarter under its share repurchase program. Year-to-date, the company has repurchased 6.8 million shares for $544 million. As of June 30, 2025, there was $2.7 billion remaining under the share repurchase authorization. In July 2025, the Company declared a quarterly cash dividend of $0.31 per share for shareholders of record on August 18, 2025. This dividend will be payable on August 26, 2025.

Third Quarter and Full-Year 2025 Guidance2
(all growth rates year-over-year)
•Third quarter revenue is expected to be $5.27 - $5.35 billion, growth of 4.6% to 6.1%, or 3.5% to 5.0% in constant currency.
•Full-year 2025 revenue is expected to be $20.7 - $21.1 billion, growth of 4.7% to 6.7%, or 4.0% to 6.0% in constant currency.
•Full-year 2025 Adjusted Operating Margin3 is expected to be in the range of 15.5% to 15.7%, or 20 to 40 basis points of expansion.
•Full-year 2025 Adjusted Diluted EPS3 is expected to be in the range of $5.08 to $5.22.

2 Guidance as of July 30, 2025
3 A full reconciliation of Adjusted Operating Margin and Adjusted Diluted EPS guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation to the most directly comparable GAAP financial measures at the end of this release.

Select Company, Client and Partnership Announcements
Cognizant is building a portfolio of capabilities combined with deep domain expertise to harness and advance an AI-led future. Cognizant’s progress has been accelerated through client agreements, platform enhancements, and partnerships. Recent announcements include:
Client Announcements
•Announced a contract with Lineage, Inc., the world’s largest global temperature-controlled warehouse REIT, to advance Lineage’s ongoing customer service transformation. The agreement is aimed at delivering enhanced resources, reliable service models, and cutting-edge technologies, such as Agentic AI solutions, to empower the customer care organization that serves Lineage’s customers.
•Renewed engagement with Aker Solutions, a global leader from Norway in the energy industry, through a new multi-year agreement that includes use of the Cognizant Neuro® platform. Using the latest technology and AI platforms, Cognizant aims to modernize Aker Solutions' IT operations and projects, including cloud services, IT infrastructure, application management, networks, and cybersecurity.
•Announced an agreement with Ipswich City Council, the local government authority for the City of Ipswich, Queensland, together with Workday, Inc. As part of a five-year technology transformation, Cognizant will implement Workday HCM to develop a scalable, data-led technology system, designed to adapt to the community’s evolving needs.
•Entered into an agreement with SmartestEnergy, the energy company helping Britain's businesses navigate the energy transition, to transform its employee support services and enable scalable growth through a seamless omni-channel experience. Cognizant will transform the first and second-line IT support functions of SmartestEnergy's internal helpdesk.
•Announced a contract with Kramp, Europe's leading technical wholesaler of spare parts and accessories for the agriculture, forest & landscaping and construction industries, to transform Kramp's IT platform. This project aims to implement a new Enterprise Resource Planning (ERP) solution that enhances operational efficiency, boosts customer experience, and drives business growth.

Platform Enhancements and Partnerships
•Launched Cognizant Agent Foundry, an offering designed to help enterprises design, deploy and orchestrate autonomous AI agents at scale. This offering is built to support the full lifecycle of agent deployment across four stages – Discover, Design, Build and Scale – providing enterprises with a structured, repeatable path from strategy to execution. Cognizant Agent Foundry is platform-agnostic, designed to integrate with existing enterprise systems (CRM, ERP, Human Resource Information Systems, cloud) and leading AI platforms. This includes collaboration under Cognizant's partnerships with ServiceNow, Salesforce and WRITER.
•Open-sourced its Neuro® AI Multi-Agent Accelerator for research and academic use. This open-source software enables domain experts, researchers, and developers to immediately start prototyping and building agent networks across a wide range of use cases. The open-source software is expected to help accelerate AI adoption by promoting collaboration in building and customizing multi-agent systems for adaptive operations and real-time decision-making. Enterprises can leverage Cognizant's Multi-Agent Services Suite to deploy networks of agents in a commercial setting at scale and to efficiently manage them in production, under a commercial license.

•Partnered with Google Cloud to launch Cognizant® Autonomous Customer Engagement, a new AI-led autonomous contact center solution, built to deliver hyper-personalized customer experiences across every stage of the order journey, across industries. The solution utilizes advanced AI agents to anticipate customer demands as well as address requests in real-time across both voice and digital channels. By employing Google Cloud Voice AI's natural language processing and machine learning, Cognizant Autonomous Customer Engagement is built to accurately understand and respond to user requests in order to provide quicker resolutions, shorter wait times, and reduced operational costs.
•Expanded its strategic collaboration with Pegasystems Inc., to augment Cognizant's agentic AI services with Pega Blueprint™ and drive rapid, successful cloud transformations for joint clients. By leveraging Cognizant's workbench for AI-driven legacy code rewrite capabilities, business rules and data extraction, Cognizant aims to help customers optimize and reimagine processes and build AI-powered systems on the Pega Infinity platform.
•Expanded its partnership with Salesforce, introducing a new suite of customer and operations transformation services built for Salesforce's Agentforce. The offerings are designed to help enterprises accelerate their shift to an AI-augmented workforce, combining human expertise with autonomous agents to drive productivity, responsiveness, and scalable impact.

Select Company Recognition, Announcements, and Analyst Ratings
•Announced that Cognizant's AI Lab has been granted two new U.S. patents in the first half of 2025, bringing the AI Lab's U.S. patent total to 59. It also earned a gold award for a research paper on "Realizing Human Expertise through AI" presented in July at GECCO (Genetic and Evolutionary Computation Conference) in Malaga, Spain.
•Recognized as one of the first organizations to sign the White House's Pledge to America's Youth: Investing in Artificial Intelligence (AI) Education. Cognizant joins more than 60 leading U.S. organizations that have committed to supporting America's youth and investing in AI education through this pledge. The pledges made by these 60+ companies intend to provide resources for youth and teachers over the next four years.
•Named as one of America’s Greatest Workplaces 2025 and one of America’s Greatest Workplaces in Tech 2025 by Newsweek and Plant-A Insights Group. This is the third consecutive year Cognizant has made America’s Greatest Workplaces list.
•Announced a major expansion of its India operations with plans to develop a state-of-the-art campus in Visakhapatnam, Andhra Pradesh. The proposed campus will be spread across 22-acres in Kapuluppada, IT Hills, a site allocated by the Government of Andhra Pradesh. The campus will be developed in three phases, creating over 8,000 employment opportunities and further elevating Cognizant’s advanced capabilities in AI and digital transformation delivery for clients worldwide.
•Published 2024 Sustainability and Corporate Citizenship Report detailing Cognizant’s progress across key pillars – people and communities, environment and climate action, and corporate governance and AI. Highlights include Cognizant's focus on skilling for the future through its Synapse initiative, which aims to equip one million people with digital and technology skills by 2026; and how the company is advancing responsible AI frameworks and solutions. Additional details are available at investors.cognizant.com.
•Named as Partner of the Year by Pegasystems for advancing AI-powered enterprise transformation.
•Named Global Data Cloud Services Implementation Partner of the Year by Snowflake.

•Recognized as a Leader by Everest Group® in:
◦Talent Readiness for Next-generation Application Services PEAK Matrix® Assessment, 2025
◦Intelligent Process Automation (IPA) PEAK Matrix® Assessment, 2025
◦Microsoft Modern Work Services PEAK Matrix® Assessment, 2025
◦Marketing Services PEAK Matrix® Assessment, 2025
◦Healthcare Data, Analytics, and AI Services PEAK Matrix® Assessment, 2025
◦Life Sciences Digital Services PEAK Matrix® Assessment, 2025
◦Life Sciences Enterprise Platform Services PEAK Matrix® Assessment, 2025

•Market Leader in HFS Horizons:
◦Insurance Services, 2025 Report
◦Engineering Research and Development Services, 2025 Report
◦Intelligent Retail and CPG Ecosystems, 2025 Report
◦Energy and Utilities Service Providers, 2025 Report

•A Leader in IDC MarketScape:
◦Worldwide Industrial IoT End-to-End Engineering and Life-Cycle Services 2025 Vendor Assessment, doc # US51812924, June 2025

•Leadership in ISG Provider Lens™:
◦Guidewire Services Ecosystem, 2025
◦ServiceNow Ecosystem Partners, 2025
◦Digital Engineering Services, 2025
◦Microsoft AI & Cloud Ecosystem, 2025
◦SAP Ecosystem Partners, 2025
◦Duck Creek Services Ecosystem, 2025
◦Google Cloud Partner Ecosystem 2025
◦Snowflake Ecosystem Partners, 2025

•Leadership in Avasant’s RadarView:
◦Applied AI Services, 2025
◦Veeva Services, 2025
◦Cybersecurity Services, 2025
◦Banking Digital Services, 2025
◦Airlines and Airports Digital Services, 2025
◦Manufacturing Digital Services, 2025
◦Retail Digital Services, 2025
◦Property & Casualty Insurance Digital Services, 2025

•Recognized as a Global Leader in Constellation’s 2025 ShortListTM Report:
◦Cross-Platform Agentic AI
◦Microsoft End-to-End Service Providers
◦Custom Software Development Services
◦Cybersecurity Services

Conference Call
Cognizant will host a conference call on July 30, 2025, at 5:00 p.m. (Eastern) to discuss the Company’s second quarter 2025 results. To listen to the conference call, please dial (877) 810-9510 (domestic) or +1 (201) 493-6778 (international) and provide the following conference passcode: “Cognizant Call.”
The conference call will also be available live on the Investor Relations section of the Cognizant website at http://investors.cognizant.com. An earnings supplement will also be available on the Cognizant website at the time of the conference call. For those who cannot access the live broadcast, a replay will be available. To listen to the replay, please dial (877) 660-6853 (domestically) or +1 (201) 612-7415 (internationally) and enter 13753923 beginning two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, August 13, 2025. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.

About Cognizant
Cognizant (Nasdaq: CTSH) engineers modern businesses. We help our clients modernize technology, reimagine processes and transform experiences so they can stay ahead in our fast-changing world. Together, we’re improving everyday life. See how at www.cognizant.com or @cognizant.

Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our strategy, strategic partnerships and collaborations, competitive position and opportunities in the marketplace, investment in and growth of our business, the pace and magnitude of change and client needs related to generative AI, sustainability and corporate citizenship initiatives, the effectiveness of our recruiting and talent efforts and related costs, labor market trends, the anticipated amount of capital to be returned to shareholders and our anticipated financial performance, matters related to the Belcan acquisition and other statements regarding matters that are not historical facts. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, the competitive and rapidly changing nature of the markets we compete in, our ability to successfully use AI-based technologies and the impact those technologies may have on the demand and terms for our services, the competitive marketplace for talent and its impact on employee recruitment and retention, risks related to our NextGen program and the ultimate benefits of such program, legal, reputational and financial risks resulting from cyberattacks, changes in the regulatory environment, including with respect to immigration, trade and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures and Performance Metrics

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: Adjusted Operating Margin, Adjusted Diluted EPS (or Adjusted EPS), free cash flow, net cash and constant currency revenue growth. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Our non-GAAP financial measures Adjusted Operating Margin and Adjusted Income from Operations exclude unusual items, such as the gain on sale of property and equipment and NextGen charges. Our non-GAAP financial measure Adjusted Diluted EPS excludes unusual items, such as the gain on sale of property and equipment and NextGen charges, net non-operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. The income tax impact of each item excluded from Adjusted Diluted EPS is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. Free cash flow is defined as cash flows from operating activities plus proceeds from sale of property and equipment, net of purchases of property and equipment. Net cash is defined as cash and cash equivalents and short-term investments less short-term and long-term debt. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues.
Management believes providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Accordingly, we believe that the presentation of our non-GAAP measures, which exclude certain costs, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.
A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring such as our net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

Performance Metrics
Bookings are defined as total contract value (or TCV) of new contracts, including new contract sales as well as renewals and expansions of existing contracts. Bookings can vary significantly quarter to quarter depending in part on the timing of the signing of a small number of large contracts. Our book-to-bill ratio is defined as bookings for the trailing twelve months divided by revenue for the same period. Measuring bookings involves the use of estimates and judgments and there are no independent standards or requirements governing the calculation of bookings. The extent and timing of conversion of bookings to revenues may be impacted by, among other factors, the types of services and solutions sold, contract duration, the pace of client spending, actual volumes of services delivered as compared to the volumes anticipated at the time of sale, and contract modifications, including terminations, over the lifetime of a contract. The majority of our contracts are terminable by the client on short notice often without penalty, and some without notice. We do not update our bookings for subsequent terminations, reductions or foreign currency exchange rate fluctuations. Information regarding our bookings is not comparable to, nor should it be substituted for, an analysis of our reported revenues. However, management believes that it is a key indicator of potential future revenues and provides a useful indicator of the volume of our business over time. Large deals and mega deals are defined as deals with a total contract value of $100 million or greater and $500 million or greater, respectively.

Investor Relations Contact:	Media Contact:
Tyler Scott	Jeff DeMarrais
VP, Investor Relations	SVP, Corporate Communications
+1 551-220-8246	+1 475-223-2298
Tyler.Scott@cognizant.com	Jeff.DeMarrais@cognizant.com
- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues	$5,245	$4,850	$10,360	$9,610
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	3,479	3,204	6,876	6,350
Selling, general and administrative expenses	810	781	1,601	1,546
Restructuring charges	—	29	—	52
Depreciation and amortization expense	139	128	275	259
(Gain) on sale of property and equipment	—	—	(62)	—
Income from operations	817	708	1,670	1,403
Other income (expense), net:
Interest income	23	30	53	60
Interest expense	(9)	(10)	(21)	(21)
Foreign currency exchange gains (losses), net	7	1	9	7
Other, net	4	(1)	3	1
Total other income (expense), net	25	20	44	47
Income before provision for income taxes	842	728	1,714	1,450
Provision for income taxes	(197)	(165)	(410)	(344)
Income (loss) from equity method investment	—	3	4	6
Net income	$645	$566	$1,308	$1,112
Basic earnings per share	$1.31	$1.14	$2.65	$2.24
Diluted earnings per share	$1.31	$1.14	$2.65	$2.23
Weighted average number of common shares outstanding - Basic	492	497	493	497
Dilutive effect of shares issuable under stock-based compensation plans	—	1	—	1
Weighted average number of common shares outstanding - Diluted	492	498	493	498

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

(in millions, except par values)	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$1,796	$2,231
Short-term investments	12	12
Trade accounts receivable, net	4,402	4,059
Other current assets	1,396	1,202
Total current assets	7,606	7,504
Property and equipment, net	976	994
Operating lease assets, net	565	552
Goodwill	7,120	6,953
Intangible assets, net	1,523	1,599
Deferred income tax assets, net	1,256	1,248
Long-term investments	110	90
Other noncurrent assets	1,008	1,026
Total assets	$20,164	$19,966
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$279	$340
Deferred revenue	440	450
Short-term debt	33	33
Operating lease liabilities	155	152
Accrued expenses and other current liabilities	2,249	2,610
Total current liabilities	3,156	3,585
Deferred revenue, noncurrent	34	30
Operating lease liabilities, noncurrent	430	420
Deferred income tax liabilities, net	169	154
Long-term debt	559	875
Other noncurrent liabilities	528	494
Total liabilities	4,876	5,558
Stockholders’ equity:
Preferred stock, $0.10 par value, 15 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 1,000 shares authorized, 489 and 495 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	5	5
Additional paid-in capital	14	13
Retained earnings	15,226	14,686
Accumulated other comprehensive income (loss)	43	(296)
Total stockholders’ equity	15,288	14,408
Total liabilities and stockholders’ equity	$20,164	$19,966

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)

(dollars in millions, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,		Guidance
	2025	2024	2025	2024	Full Year 2025 (1)
GAAP income from operations	$817	$708	$1,670	$1,403
(Gain) on sale of property and equipment(a)	—	—	(62)	—
NextGen charges(b)	—	29	—	52
Adjusted Income From Operations	$817	$737	$1,608	$1,455

GAAP operating margin	15.6%	14.6%	16.1%	14.6%
(Gain) on sale of property and equipment	—	—	(0.6)	—	(0.3)%
NextGen charges	—	0.6	—	0.5	—
Adjusted Operating Margin	15.6%	15.2%	15.5%	15.1%	15.5% - 15.7%

GAAP diluted earnings per share	$1.31	$1.14	$2.65	$2.23
Effect of above adjustments, pre-tax	—	0.06	(0.13)	0.10	$(0.13)
Non-operating foreign currency exchange (gains) losses, pre-tax(c)	(0.01)	—	(0.02)	(0.01)	(c)
Tax effect of above adjustments(d)	0.01	(0.03)	0.05	(0.02)	(a) (c)
One-time income tax expense related to the enactment of the OBBBA(e)	—	—	—	—	~0.82
Adjusted Diluted Earnings Per Share	$1.31	$1.17	$2.55	$2.30	$5.08 - $5.22
(1) A full reconciliation of Adjusted Operating Margin and Adjusted Diluted Earnings Per Share guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items, net non-operating foreign currency exchange gains or losses and the tax effects of these adjustments, and such adjustments may be significant.
Notes:
(a)During the three months ended March 31, 2025, we realized a gain of $62 million on the sale of an office complex in India, which was reported in "(Gain) on sale of property and equipment" on our unaudited consolidated statement of operations. Our guidance anticipates pre-tax charges of approximately $(0.13) per diluted share for the full year 2025. The tax effect of these charges is expected to be approximately $0.02 per diluted share for the full year 2025.
(b)NextGen charges for the three months ended June 30, 2024 include $18 million of employee separation costs and $11 million of facility exit costs. NextGen charges for the six months ended June 30, 2024 include $26 million of employee separation costs, $25 million of facility exit costs and $1 million of third party and other costs. The program concluded on December 31, 2024. The costs related to the NextGen program are reported in "Restructuring charges" in our unaudited consolidated statements of operations.
(c)Non-operating foreign currency exchange gains and losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, are reported in "Foreign currency exchange gains (losses), net" in our unaudited consolidated statements of operations. Non-operating foreign currency exchange gains and losses are subject to high variability and low visibility and therefore cannot be provided on a forward-looking basis without unreasonable efforts.
(d)Presented below are the tax impacts of our non-GAAP adjustment to pre-tax income for the:

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Non-GAAP income tax benefit (expense) related to:
Gain on sale of property and equipment	$—	$—	$(9)	$—
NextGen charges	—	8	—	13
Foreign currency exchange gains and losses	(7)	1	(10)	—
The effective tax rate related to non-operating foreign currency exchange gains and losses varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions. As such, the income tax effect of non-operating foreign currency exchange gains and losses shown in the above table may not appear proportionate to the net pre-tax foreign currency exchange gains and losses reported in our unaudited consolidated statements of operations.
(e)In July 2025, the One Big Beautiful Bill Act ("OBBBA") was enacted in the United States, which, among other provisions, repealed the requirement to capitalize U.S. research and experimental ("R&E") costs. As a result, we do not believe it is more likely than not that we will realize our deferred tax asset of approximately $400 million related to R&E costs capitalized outside the United States. These amounts would have otherwise been available to offset certain future U.S. taxes on our non-U.S. earnings, which, as a result of this repeal, we no longer project to be applicable to us. Therefore, we anticipate a one-time, non-cash tax expense of approximately $400 million in the third quarter of 2025. Our guidance anticipates approximately $0.82 per diluted share for the full year 2025 related to this charge.
Reconciliations of Net Cash
(Unaudited)

(in millions)	June 30, 2025	December 31, 2024
Cash and unrestricted cash equivalents	$1,796	$2,231
Short-term investments	12	12
Less:
Short-term debt	33	33
Long-term debt	559	875
Net cash	$1,216	$1,335

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Refer to the “About Non-GAAP Financial Measures and Performance Metrics” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Revenue by Business Segment and Geography
(Unaudited)

(dollars in millions)	Three Months Ended June 30, 2025
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Health Sciences	$1,551	29.6%	6.2%	5.3%
Financial Services	1,547	29.5%	6.9%	6.0%
Products and Resources (b)	1,306	24.9%	16.0%	14.7%
Communications, Media and Technology	841	16.0%	3.1%	2.2%
Total Revenues (b)	$5,245		8.1%	7.2%
Revenues by Geography:
North America (b)	$3,912	74.6%	8.1%	8.1%
United Kingdom	482	9.2%	8.6%	3.2%
Continental Europe	520	9.9%	10.6%	4.7%
Europe - Total	1,002	19.1%	9.6%	4.0%
Rest of World	331	6.3%	4.7%	6.0%
Total Revenues (b)	$5,245		8.1%	7.2%

	Six Months Ended June 30, 2025
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Health Sciences	$3,122	30.1%	8.5%	8.3%
Financial Services	3,009	29.0%	6.3%	6.2%
Products and Resources (b)	2,584	25.0%	14.4%	14.1%
Communications, Media and Technology	1,645	15.9%	0.2%	0.1%
Total Revenues (b)	$10,360		7.8%	7.7%
Revenues by Geography:
North America (b)	$7,766	75.0%	8.8%	8.9%
United Kingdom	939	9.0%	4.3%	2.1%
Continental Europe	1,013	9.8%	6.3%	4.9%
Europe - Total	1,952	18.8%	5.3%	3.5%
Rest of World	642	6.2%	4.2%	6.5%
Total Revenues (b)	$10,360		7.8%	7.7%

Notes:
(a)Constant currency revenue growth is not a measure of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures and Performance Metrics” section of our press release for further information.
(b)For each of the three and six months ended June 30, 2025, our acquisition of Belcan contributed approximately 400 basis points to overall revenue growth, primarily in North America and to a lesser extent in the United Kingdom. Additionally, Belcan contributed approximately 1,600 and 1,550 basis points of growth to our Products and Resources segment for the three and six months ended June 30, 2025, respectively.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$645	$566	$1,308	$1,112
Adjustments for non-cash income and expenses	133	81	297	262
Changes in operating assets and liabilities, net of effects of businesses acquired	(380)	(385)	(807)	(1,017)
Net cash provided by operating activities	398	262	798	357
Cash flows from investing activities:
Purchases of property and equipment	(67)	(79)	(144)	(158)
Proceeds from sale of property and equipment	—	—	70	—
Net (purchases) maturities of investments	(15)	—	(15)	262
Payments for business combinations, net of cash acquired	—	—	—	(421)
Net cash (used in) investing activities	(82)	(79)	(89)	(317)
Cash flows from financing activities:
Issuance of common stock under stock-based compensation plans	14	15	33	35
Repurchases of common stock	(368)	(76)	(577)	(209)
Net change in term loan borrowings and earnout obligations and finance leases	(9)	(10)	(21)	(50)
Repayment of notes outstanding under the revolving credit facility	—	—	(300)	—
Dividends paid	(153)	(150)	(308)	(301)
Net cash (used in) financing activities	(516)	(221)	(1,173)	(525)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	16	—	29	(39)
(Decrease) in cash, cash equivalents and restricted cash and cash equivalents	(184)	(38)	(435)	(524)
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	1,980	2,231	2,231	2,717
Cash and cash equivalents, end of period	$1,796	$2,193	$1,796	$2,193

SUPPLEMENTAL CASH FLOW INFORMATION

(in millions)	Three Months Ended June 30,
Stock Repurchases under Board of Directors' authorized stock repurchase program:	2025	2024
Number of shares repurchased	4.5	0.9

Remaining authorized balance as of June 30, 2025	$2,693

Reconciliation of Free Cash Flow Non-GAAP Financial Measure

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$398	$262	$798	$357
Purchases of property and equipment	(67)	(79)	(144)	(158)
Proceeds from sale of property and equipment	—	—	70	—
Free cash flow	$331	$183	$724	$199